Exhibit 10.14

TRANSITIONAL TRADEMARK

LICENSE AGREEMENT

This Transitional Trademark License Agreement (the “Agreement”) is made and entered into by and between International Paper Company, a New York, United States of America corporation having an office at 6400 Poplar Avenue, Memphis, Tennessee 38197 (hereinafter referred to as “Licensor”) and Global Holdings II, Inc., a Delaware, United States of America corporation having an office at 6400 Poplar Avenue, Memphis, Tennessee 38197, and its Affiliates (hereinafter referred to as “Licensee”). “Parties” refers to Licensor and Licensee jointly. “Party” refers to Licensor or Licensee individually.

WHEREAS:

A. Licensor and Licensee have entered into a Separation and Distribution Agreement dated as of September 29, 2021 (the “Separation Agreement”), pursuant to which Licensor has agreed to contribute, assign, transfer, convey and deliver to Licensee all of Licensor’s right, title and interest in and to the SpinCo Assets on the terms and subject to the conditions set forth in the Separation Agreement;

B. The Licensed Trademarks (as defined below) are not being transferred to Licensee pursuant to the Separation Agreement;

C. Licensor is the owner of the Licensed Trademarks, which are highly renowned and have acquired worldwide fame, great value, unique prestige, distinction, wide public recognition, acceptance and goodwill;

D. Licensee will need to transition the use of the Licensed Trademarks to its own brands and trademarks as part of signage, vehicles, stationary, business cards and the like;

E. Licensee desires to manufacture and sell products and packaging materials bearing the Licensed Trademarks for a limited transitional period; and

F. Licensor has agreed to license the Licensed Trademarks to the Licensee, subject to and on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth herein.

ARTICLE 1

EFFECTIVE DATE

1.1 The Effective Date of this Agreement is September 30, 2021.

ARTICLE 2

DEFINITIONS

2.1	Capitalized terms that are not otherwise defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

2.2	As used herein the following terms will be defined as indicated:

“Facility” means the existing manufacturing facilities located at (i) Ticonderoga, (ii) Eastover, (iii) Luís Antônio, Brazil, (iv) Três Lagoas, Brazil, (v) Mogi Guaçu, Brazil, (vi) Svetogorsk, Russia and (vii) Saillat, France; and sheeter facilities located at (x) Sumter and (y) Saillat, France.

“Infringement” means any infringement, misappropriation, dilution, act of unfair competition, or other unauthorized use or violation of the Licensed Trademarks, whether actual or threatened.

“Licensed Trademarks” means the trademarks, and any application and/ or registrations thereof, as set forth in Exhibit A of this Agreement.

“Long-Term Products” means the products set forth and indicated as such on Exhibit B to the extent manufactured at the Facilities.

“Short-Term Products” means the products set forth and indicated as such on Exhibit B to the extent manufactured at the Facilities.

ARTICLE 3

GRANT OF LICENSE

3.1

Subject to the terms and conditions of this Agreement and applicable Law, Licensor, on behalf of itself and its Subsidiaries, hereby grants to Licensee and its Affiliates a limited, non-exclusive, non-sublicensable (subject to Article 3.2), non-transferable, fully paid-up, royalty-free, worldwide right and license to use the Licensed Trademarks solely to the extent necessary:

(i)

to transition off of use of the Licensed Trademarks for a period of six (6) months from the Effective Date in order to take all actions to (A) modify the corporate or business names and the trade names the Licensee and its Affiliates to the extent necessary to remove any reference to (or otherwise prevent any risk of confusion or association with) International Paper Company or the Licensed Trademarks therein, (B) modify all signage to remove any reference therein to (or otherwise prevent any risk of confusion or association with) the Licensed Trademarks, and (C) ensure that the Licensed Trademarks will cease to appear in all new marketing or other materials (including vehicles, letters, faxes, brochures and other promotional materials, business cards, websites, emails, etc.);

(ii)

to sell, for a period of six (6) months following the Effective Date, finished product inventory of the Short-Term Products, as set forth on Exhibit B, (A) existing as of the Effective Date or (B) (x) manufactured by Licensee within six (6) months following the Effective Date and (y) branded using packaging materials bearing the Licensed Trademarks that do not contain or are otherwise matched to finished products (the “Packaging Materials”) existing as of the Effective Date or manufactured by Licensee pursuant to Article 3.1(iv) (such finished products, the “Short-Term Finished Products”);

(iii)

to sell, for a period of twelve (12) months following the Effective Date, finished product inventory of the Long-Term Products, as set forth on Exhibit B (A) existing as of the Effective Date or (B) manufactured by Licensee within six (6) months following the Effective Date and branded using Packaging Materials existing as of the Effective Date or manufactured by Licensee pursuant to Article 3.1(iv) (such finished products, the “Long-Term Finished Products” and, together with the Short-Term Finished Products, the “Finished Products”); and

(iv)	to manufacture, procure or produce, for a period of four (4) months following the Effective Date, Packaging Materials for use solely as part of the Finished Products;

provided, that Licensee shall at all times comply with the terms, conditions and obligations set forth herein. Notwithstanding the foregoing, Licensee shall not manufacture, procure, or produce any Finished Products (using the Packaging Materials) pursuant to this Agreement for sale (x) in Brazil, for a period that exceeds three (3) months following the name change of the Brazil legal entity (provided that, in no event, shall such total period exceed the duration of the applicable license period set forth above), or (y) in Russia, at any time following the Effective Date.

3.2

Licensee will not be entitled to sublicense, assign or otherwise authorize anyone (including any third-party vendors or Affiliates) to use the Licensed Trademarks without the prior written consent of Licensor. Licensee shall (i) enter into a written agreement with any applicable sublicensees pursuant to which such licensees agree to comply with all of the terms of this Agreement or other conditions of Licensor as part of any subsequent written consent and (ii) remain responsible for the activities of any such sublicensee as if the activities were directly those of Licensee.

3.3

All rights not expressly granted to Licensee hereunder are reserved for the Licensor. No licenses, implied or otherwise, are granted to the Licensee other than those specifically granted pursuant to this Article 3, and no act of manufacture or use of any products by Licensor or Licensee shall be construed as, or result in, a grant of any license to the Licensee, expressly or by implication, estoppel, or otherwise. Licensee agrees not to use the Licensed Trademarks other than as set forth in this Agreement.

ARTICLE 4

APPROVAL AND RECORDATION

4.1

Licensee shall use its best efforts to obtain, at Licensee’s cost, all necessary approvals of any applicable Governmental Authority of the Territory with respect to the rights granted under this Agreement and shall make any necessary filings and recordings of this Agreement with such applicable Governmental Authority at Licensee’s own cost.

4.2

Each Party shall promptly notify the other Party when such Party receives (i) notification that any such governmental approval has been granted; (ii) notification that any such governmental approval has been denied; or (iii) information that would in reasonable judgment lead such Party to determine that any such governmental approval is likely to be denied.

ARTICLE 5

OWNERSHIP AND PROTECTION OF LICENSED TRADEMARKS

5.1

Licensee acknowledges that Licensor is and at all times shall continue to be the exclusive owner of the Licensed Trademarks and the goodwill associated with them and that all of Licensee’s rights, use and goodwill under this Agreement will inure to the benefit of the Licensor and all title and property in the Licensed Trademarks continues at all times to vest solely and absolutely in the Licensor.

5.2

Licensee acknowledges that it shall not and is not acquiring any ownership, title, rights, interest of benefit, in or to any of the Licensed Trademarks other than the limited rights to use the Licensed Trademarks in accordance with the terms of this Agreement.

5.3

Licensee shall not do, cause, suffer or cause to be done any deed, matter or thing whatsoever which shall or is likely to adversely affect or prejudice, directly or indirectly, the validity of the Licensed Trademarks and the goodwill associated with them or the ownership of the Licensed Trademarks by Licensor.

5.4

Licensee shall use commercially reasonable efforts to discover any Infringement of the Licensed Trademarks and shall promptly notify Licensor of any Infringement or threatened Infringement or challenge to Licensee’s use of the Licensed Trademarks of which it becomes aware or any claim by any person of any rights in the Licensed Trademarks that may become known to Licensee. Further, Licensee shall provide assistance to the Licensor to determine the nature, origin, duration and extent of such actual or potential Infringements or claims or actions brought by third parties. Licensor shall have the sole right, but not the obligation, to institute and pursue appropriate legal action against infringing third parties at its own expense, defend the Licensed Trademarks and to recover any damages awarded in such action. If any such action is brought by Licensor, Licensor shall have full control of any such litigation or action it brings under this Article 5. Licensee shall fully cooperate with and assist Licensor in any such action to protect and defend the Licensed Trademarks and shall be the nominal plaintiff or join as a co-plaintiff, at Licensor’s expense, if and to the extent required by applicable Law or requested by Licensor.

5.5

Licensee shall not take any action in protection of the Licensed Trademarks, or in furtherance of the interest of Licensor therein, without Licensor’s written consent. Licensee shall not file any trademark application(s) or seek registration(s) of any Licensed Trademarks or any other trademark confusingly similar thereto on its own behalf.

5.6

Licensee shall take such action as Licensor may request to preserve the value of the Licensed Trademarks, including assisting in the filing and prosecution of trademark or service mark applications covering any Licensed Trademarks. Licensee shall cooperate with Licensor in connection with Licensor’s registration, maintenance, and enforcement of the Licensed Trademarks, and will supply Licensor with samples of the Finished Products or the Packaging Materials, products, packaging or marketing collateral and associated materials, in each case, bearing the Licensed Trademarks, as may reasonably be requested by Licensor in connection therewith. Licensee agrees to execute any and all instruments and documents and do such acts and things as in the opinion of Licensor’s legal counsel may be reasonably necessary or advisable to register, protect, defend and maintain the Licensed Trademarks. Licensor will bear any and all out of pocket expenses associated with Licensee’s cooperation under this Article 5.

ARTICLE 6

FORM OF USE

6.1	To the extent permitted by Law, Licensee will not at any time during the term of this Agreement or at any time after its termination:

(i)	use the Licensed Trademarks in any way that may tend to impair their validity as proprietary marks of Licensor;

(ii)	contest directly or indirectly or take any other action that would impair Licensor’s ownership or interest in the Licensed Trademarks or the validity or enforceability of the Licensed Trademarks; or

(iii)	use or register any trademarks, service marks, monograms, logos, domain names or other indicia that are identical or confusingly similar, in Licensor’s sole opinion, to the Licensed Trademarks.

6.2

Licensee will use the Licensed Trademarks only on or in connection with the Finished Products (including the Packaging Materials) in accordance with the terms herein, and in the form and manner and with appropriate legends as prescribed by Law and by the Licensor, including conformance with any style guides and usage instructions provided and as may be updated by the Licensor, and will not use any other trademark, service mark, trade name, graphic or symbol in combination with the Licensed Trademarks without prior written approval of Licensor. Current Licensor brand guidelines are set out at https://www.internationalpaper.com/newsroom/brand-guidelines

6.3

Any and all uses of the Licensed Trademarks on electronic or printed materials, including, but not limited to, tags, brochures, product displays, catalogs, advertising materials, websites and product inserts, must bear appropriate legends as prescribed under Article 6.2 or otherwise by the Licensor.

ARTICLE 7

QUALITY CONTROL

7.1

Licensee acknowledges the importance to Licensor of its reputation and goodwill and of maintaining high, uniform standards of quality in the products offered under the Licensed Trademarks. Licensee therefore will use the Licensed Trademarks only in connection with products manufactured or provided by sources that meet Licensor’s high standards of quality and in accordance with any guidelines and instructions that may be furnished by the Licensor and updated in Licensor’s sole discretion from time to time.

7.2

Licensee will not produce products under the Licensed Trademarks in such a way that any disparagement is brought upon the Licensed Trademarks. To this end, Licensee will adhere to all applicable Law, regulations, and standards concerning human rights, child rights, work conditions, and ethical business practices.

7.3

At the request of Licensor, final versions of all products (including the Finished Products) that use or include any Licensee Trademarks, as well as all packaging (including the Packaging Materials), advertising, marketing or other promotional materials therefor, shall be provided (at Licensee’s sole cost and expense) by Licensee to Licensor for Licensor’s review and approval prior to their market launch in order to confirm compliance with this Agreement.

7.4

To determine whether Licensee is complying with this Agreement and the quality controls and standards set forth herein, upon Licensor’s request, Licensee will provide representative samples of the products, promotional collateral, product literature and other representative uses of the Licensed Trademarks on products produced by Licensee hereunder for review by Licensor. Representative samples of Packaging Material manufactured after the Effective Date must be provided to Licensor, even if such representative samples are identical to Packaging Materials manufactured prior to the Effective Date. Licensor’s approval of continuing uses of the Licensed Trademarks in the forms provided by the Licensee, either in whole or in part, may be withheld if the Licensor reasonably concludes that the Licensee is not complying with this Agreement and the quality control and standards set forth herein. Licensor shall designate a contact to receive and review such representative samples.

7.5	Licensee shall implement and maintain a process to monitor and track any consumer complaints relating to the Finished Products sold by Licensee.

7.6

The Licensee shall ensure that the Finished Products, and respective Packaging Materials, will carry markings and notices for safety, packing and other applicable Laws required to be complied with by the Licensee under the Laws of any applicable jurisdiction and the Licensee shall indemnify and hold harmless the Licensors from any liability incurred as a result of the Licensee’s failure to comply with this Article 7.

7.7

At Licensor’s request and expense, (i) within two (2) business days of the occurrence of an event that Licensor reasonably determines could result in Licensee’s breach of the terms of this Agreement, (ii) at any other time if Licensor has reasonable grounds to believe that Licensee has breached the terms of this Agreement or (iii) at any other time as reasonably requested by Licensor, Licensee shall, upon reasonable notice, during normal business hours, permit Licensor or its authorized representatives to inspect the Finished Products or any Packaging Materials, Licensee’s quality assurance processes and systems, Licensee’s methods of (and the premises used for) manufacturing, storage, distribution and selling such Finished Products or Packaging Materials, whether upon the premises of Licensee or of any third-party person, firm, or entity on Licensee’s behalf, provided that Licensor shall conduct such inspection in the manner that does not disrupt Licensee’s or such third-party’s business operations. Licensee shall audit and inspect the use of the Licensed Trademarks by, and at the locations of, any of Licensee’s permitted sublicensees.

7.8

Promptly following the date that is six (6) months from the Effective Date, Licensee shall provide Licensor with a written progress report detailing (i) Licensee’s manufacture and sale of the Finished Products and Packaging Materials under this Agreement and (ii) projected remaining product inventory, and any Packaging Materials not part of Finished Products bearing the Licensed Trademarks anticipated to be sold or manufactured in accordance with the terms of this Agreement.

ARTICLE 8

TRADEMARK MAINTENANCE AND REGISTRATION

8.1	Licensor is under no obligation to the Licensee to keep registration of any Licensed Trademarks in force and such maintenance and renewal decisions rest solely in the discretion of the Licensor.

8.2

Licensee shall not register any trademark that is confusingly similar to any Licensed Trademark in Licensee’s name. Any application or registration of such confusingly similar trademark by Licensee shall be subject to the condition that such trademark will be assigned to the Licensor or cancelled by Licensee at Licensor’s request and sole discretion.

8.3

Should any use of the Licensed Trademarks result in the Licensee acquiring or becoming entitled to any property rights or other rights including common law trademark rights, in the Licensed Trademarks, Licensee agrees that at a time and in a manner designated by Licensor, Licensee shall, without demur, assign, free of charge and execute all such documents, affidavits as may be required under applicable Law to transfer to and confirm in Licensor, any rights, title, interest in, to and under the Licensed Trademarks or any of them, that might arise out of the Licensee’s use of the Licensed Trademarks. Costs of such assignment shall be borne by the Licensor.

ARTICLE 9

TERM AND AMENDMENT

9.1	This Agreement shall become effective as of the Effective Date and shall continue in effect for twelve (12) months.

9.2	This Agreement, in whole or part, may be amended from time-to-time upon the mutual agreement of the Parties in writing.

ARTICLE 10

TERMINATION; EFFECT OF TERMINATION

10.1	This Agreement and the licenses granted hereunder shall terminate upon written notice:

(i)

If Licensee commits any breach or fails to comply with the provisions of this Agreement and such breach or default continues uncured for a period of thirty (30) days after the Licensor has given prior written notice thereof to the defaulting Party, specifying the breach or default.

(iii)	Upon the mutual agreement of the Parties hereto.

10.2	Notwithstanding Article 10.1 above, this Agreement and the license granted hereunder shall automatically terminate in the event:

(i)

There is a cessation of operations by Licensee or the institution by or against Licensee of any proceeding (whether voluntary or judicially ordered) in bankruptcy, or of, or for dissolution, liquidation, winding up, reorganization, arrangement or the appointment of a receiver, trustee or judicial administrator or any other proceeding under any law for the relief of debtors; or

(ii)

Licensee makes an assignment for the benefit of, or composition or arrangement with, creditors or admits in writing, its inability to pay its debts as they become due or fails to clear any check or note when presented for payment; or

(iii)

A competitor acquires any interest in Licensee entitling it to appoint a member to the board of directors of Licensee, or giving it twenty-five percent (25%) or more, of the issued and subscribed share capital of Licensee or voting interest, directly or indirectly, or Control in Licensee; or

(iv)

Any person or entity other than an Affiliate of Licensor acquires any interest giving it fifty percent (50%) or more control of Licensee, or constituting fifty percent (50%) or more of the issued and subscribed share capital of Licensee; or

(v)

Licensee discontinues its business or its business or material assets are disposed or expropriated or nationalized, or there is a material change in the ownership or control of Licensee or a material portion of its assets.

10.3	Upon termination of this Agreement for any reason, the following provisions will apply:

(i)

The license granted hereunder will immediately and automatically terminate upon expiry of the notice period or the period to cure the breach if applicable and automatically in case of events set out in Article 10.2, and within a reasonable period but in no event more than thirty (30) days from the date of termination or expiration, Licensee will cease using the Licensed Trademarks in any manner whatsoever and furnish Licensor with evidence reasonably satisfactory to Licensor demonstrating Licensee’s compliance with the obligations of this Article 10.3(i).

(ii)	Licensee will immediately cease any and all use of the Licensed Trademarks upon termination of this Agreement.

10.4

Nothing herein will be construed to relieve either Party of any obligations under this Agreement accruing prior to the date of any such termination, and any such obligations will survive any such termination.

ARTICLE 11

CLAIMS RELATED TO LICENSEE’S ACTIVITIES

11.1

Except as otherwise expressly agreed in writing between Licensor and Licensee, Licensor and its Affiliates shall have no liability to Licensee, or any Affiliates of Licensee, and Licensee hereby releases Licensor, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (individually and collectively, the “IP Group”) from any and all liability to Licensee or any Affiliate of Licensee, and Licensee waives any rights against the IP Group for contribution or indemnity arising, from this Agreement or the manufacture, use, marketing or sale of products bearing the Licensed Trademarks by or for Licensee or any purchaser therefrom, including any Third-Party Claim against Licensee or any Affiliate of Licensee in connection with such products.

11.2.

Except as otherwise expressly agreed in writing between Licensor and Licensee, Licensee indemnifies and holds harmless the IP Group from and against all Liabilities of the IP Group relating to, arising out of or resulting from, directly or indirectly: (i) the manufacture, sale or use of products or Packaging Material bearing the Licensed Trademarks by or for Licensee; (ii) any representation made or warranty given by

Licensee to a third party with respect to any products bearing the Licensed Trademarks; (iii) any Infringement of any third party’s intellectual property or other right arising out of the Licensee’s use of the Licensed Trademarks; or (iv) any breach by Licensee of any representation, warranty, covenant, obligation, or undertaking made by Licensee in this Agreement. In the event that Licensor or any other member of the IP Group shall seek indemnification in respect of any of the foregoing, such person shall comply with and follow the procedures regarding indemnification set forth in Article IV of the Separation Agreement, which shall apply to claims for indemnification hereunder in the same manner as though such claims were eligible for indemnification under the Separation Agreement.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES; DISCLAIMERS AND LIMITATIONS OF

LIABILITY

12.1

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LICENSOR DISCLAIMS ANY AND ALL OTHER PROMISES, REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT AND/OR QUIET ENJOYMENT, AND THE LICENSED TRADEMARKS, ARE PROVIDED “AS IS” AND WITH ALL FAULTS. LICENSOR DOES NOT WARRANT THAT THE LICENSED TRADEMARKS WILL MEET LICENSEE’S REQUIREMENTS OR THAT THE USE OF THE LICENSED TRADEMARKS WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ALL ERRORS WILL BE CORRECTED. LICENSEE ACKNOWLEDGES THAT LICENSOR MAKES NO WARRANTIES UNDER THIS AGREEMENT DIRECTLY FOR THE BENEFIT OF ANY OTHER PARTY, AND THAT LICENSOR’S OBLIGATIONS UNDER THIS AGREEMENT ARE FOR THE BENEFIT OF LICENSEE ONLY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR AS TO THE VALIDITY, ENFORCEABILITY, OR SCOPE OF THE LICENSED TRADEMARKS, OR AS TO THE ABILITY OF LICENSEE TO ADAPT ANY OF THE LICENSED TRADEMARKS TO MEET LICENSEE’S NEEDS.

12.4	Notwithstanding Licensor’s right to inspect the Finished Products and Packaging Materials, the Licensor shall have no responsibility for the quality of such products.

12.5

Neither Party’s directors, officers, employees or agents shall be liable to the other Party or any of its Affiliates in any way or on any account whatsoever, whether in contract, tort (including breach of statutory duty or negligence) or otherwise, for any loss of profit, business, contracts, revenues, use, goodwill or anticipated savings or for any special, indirect or consequential loss or damage whatsoever, arising under this Agreement or arising directly or indirectly from the acts or omissions of its employees, agents and contractors in relation to this Agreement.

ARTICLE 13

MISCELLANEOUS

13.1	Notices

All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail with receipt confirmed (followed by delivery of an original via overnight courier service or by registered or certified mail postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Article 13.1):

if to Licensor, to:

International Paper Company

6400 Poplar Avenue

Memphis, Tennessee 38197

Attention: Sharon Ryan (General Counsel)

with a copy (which shall not constitute notice) to:

INTERNATIONAL PAPER COMPANY

6400 Poplar Avenue

Memphis, TN 38197

Attention: Chief Counsel—Intellectual Property

if to Licensee, to:

Global Holdings II, Inc.

6400 Poplar Avenue

Memphis, TN 38197

Attention: Matt Barron (Senior Vice President and General Counsel)

with a copy (which shall not constitute notice) to:

Global Holdings II, Inc.

6400 Poplar Avenue

Memphis, TN 38197

Attention: Brad Poe (Senior Counsel – Intellectual Property)

A party may, by notice to the other party, change the address to which such notices are to be given.

13.2	Assignment

This Agreement cannot be assigned, sold, pledged or hypothecated by Licensee without prior written approval by Licensor. Licensor may freely assign, sell, or pledge any of its rights or obligations under this Agreement, or the Agreement in whole, without consent of the Licensee, but shall provide written notice of any transfer to Licensee.

13.3	No Third-Party Beneficiaries

This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

13.4	Amendments

No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

13.5	Severability

If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the Parties.

13.6	Entire Agreement

This Agreement and the Separation Agreement and the exhibits, schedules and appendices hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement, on the one hand, and the provisions of the Separation Agreement (including the exhibits, schedules and appendices thereto), on the other hand, the provisions of the Separation Agreement shall control.

13.7	Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto. Each Party acknowledges that it and the other Party are executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp, electronic or mechanical signature) by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

13.8	Governing Law; Forum; Waiver of Jury Trial

The provisions of Section 10.2 of the Separation Agreement shall apply to this Agreement mutatis mutandis.

13.9	Headings

The Section, Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.10	Bankruptcy

All licenses granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and a licensee under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized representatives.

INTERNATIONAL PAPER COMPANY		GLOBAL HOLDINGS II, INC.

By:	/s/ Keith R. Townsend	By:	/s/ Greg Gibson
Name:	Keith R. Townsend	Name:	Greg Gibson
Title:	VP Strategic Initiatives	Title:	President
Date:	September 30, 2021	Date:	September 30, 2021